Exhibit 99.1

News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

For more information please contact:

Media Inquiries

Stephanie Hague, 816.860.5088

stephanie.hague@umb.com

Investor Relations

Kay Gregory, 816.860.7106

Kay.Gregory@umb.com

UMB Promotes Jim Rine to Bank President and CEO

KANSAS CITY, Mo. (Oct. 3, 2018) — UMB Financial Corporation (Nasdaq: UMBF), a financial services holding company, announces today that 24-year UMB veteran and current president of Commercial Banking Jim Rine, will be promoted to UMB Bank chief executive officer (CEO), effective immediately, following news that current UMB Bank CEO Mike Hagedorn has left to pursue other opportunities.

“I’m extremely excited to have Jim in this role,” said Mariner Kemper, UMB Chairman and CEO. “Jim and I have worked side-by-side throughout most of our careers, and to be able to place him in this position from an expertise, experience, culture, and continuity perspective will enable a seamless transition.”

Rine started with UMB directly after graduating from Missouri State University, serving in roles of increased responsibility during his more than two decades with company. In his previous role, he oversaw commercial banking strategy and leadership across the UMB footprint, including specialty lending businesses and treasury management, which accounted for approximately 60 percent of the company’s net income.

“Jim will continue to build on the amazing momentum we’re creating across our company,” said Kemper. “Part of this will be creating and implementing integrated strategies for the bank’s businesses that will help us continue to execute against our business priorities and achieve our short- and long-term goals. I appreciate and thank Mike for his contributions, but am also excited for what Jim will bring in this expanded leadership role.”

Rine is extremely involved in the local community, serving on the board of the Downtown Council of Kansas City, Truman Library Institute, Kansas City Area Development Council, The Young Presidents Association (YPO) and is also on the advisory board for Charlie’s House. In 2018, Jim served as the co-chair for the American Heart Association’s Heart Ball. He was previously honored as one of the Kansas City Business Journal’s NextGen Leaders and is a former recipient of Ingram’s Magazine’s “40 Under 40” distinction.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Mo. UMB offers personal banking, commercial banking, healthcare services and institutional banking, which includes services to mutual funds and alternative-investment entities and registered investment advisors. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. For more information, visit UMB.com, UMB Financial.com, UMB Blog or follow us on Twitter at @UMBBank, UMB Facebook and UMB LinkedIn.